VICON INDUSTRIES, INC.
                                 89 Arkay Drive
                               Hauppauge, NY 11788
                              (631) 952-2288 (CCTV)

                    Notice of Annual Meeting of Shareholders
                           To Be Held on May 27, 2005

To the Shareholders of Vicon Industries, Inc.

     Notice is hereby given that the Annual Meeting of Shareholders of Vicon Industries, Inc. (the "Company"), a New York corporation, will be held at the Company's corporate headquarters located at 89 Arkay Drive, Hauppauge, New York 11788, on May 27, 2005 at 10:00 a.m. local time for the following purposes, all of which are more completely described in the accompanying proxy statement:

     1.   To elect two directors for terms expiring in 2008;

     2. To ratify the appointment of BDO Seidman, LLP, as the Company's independent auditors for the fiscal year ending September 30, 2005; and

     3. To receive the reports of officers and to transact such other business as may properly come before the meeting.

     Shareholders entitled to notice of and to vote at the Annual Meeting are shareholders of record at the close of business on April 15, 2005 fixed by action of the Board of Directors.

     The Annual Report to Shareholders for the year ended September 30, 2004 is included with this proxy statement.

                                             By Order of the Board of Directors,



Hauppauge, New York                             Joan L. Wolf
April 15, 2005                                  Secretary

--------------------------------------------------------------------------------
                             YOUR VOTE IS IMPORTANT

You are urged to date, sign and promptly return your proxy so that your shares may be voted in accordance with your wishes and in order that the presence of a quorum may be assured. The prompt return of your signed proxy, regardless of the number of shares you hold, will aid the Company in reducing the expense of additional proxy solicitation. The giving of such proxy does not affect your right to vote in person in the event you attend the meeting.
--------------------------------------------------------------------------------

             PROXY STATEMENT FOR 2005 ANNUAL MEETING OF SHAREHOLDERS
                      SOLICITATION AND REVOCATION OF PROXY

     The enclosed proxy, for use only at the Annual Meeting of Shareholders to be held on May 27, 2005 at 10:00 a.m., and any and all adjournments thereof, is solicited on behalf of the Board of Directors of Vicon Industries, Inc. (the "Company").

     Any shareholder executing a proxy retains the right to revoke it by notice in writing to the Secretary of the Company at any time prior to its use. The cost of soliciting the proxy will be borne by the Company.

                           PURPOSES OF ANNUAL MEETING

     The Annual Meeting has been called for the purposes of electing two directors whose terms of office expire in 2008; ratifying the appointment of independent auditors; receiving the reports of officers; and transacting such other business as may properly come before the meeting.

     The persons named in the enclosed proxy have been selected by the Board of Directors and will vote shares represented by valid proxies. They have indicated that, unless otherwise specified in the proxy, they intend to vote FOR the election of two directors whose terms of office expire in 2008; and FOR ratification of the appointment of independent auditors.

                              SHAREHOLDER PROPOSALS

     Proposals of shareholders intended to be presented at the next Annual Meeting of Shareholders must be received at the Company's principal executive office no later than November 1, 2005, and must comply with all other legal requirements in order to be included in the Company's proxy statement and form of proxy for that meeting. Proposals of security holders not meeting the requirements of Rule 14a-8 of Regulation 14A must comply with the requirements set forth in the Company's Bylaws relating to business conducted at the Annual Meeting of Shareholders.

     This proxy statement and the enclosed proxy card are being furnished to shareholders on or about April 20, 2005.

                                VOTING SECURITIES

     The Company has one class of capital stock, consisting of common stock, par value $.01 per share, of which each outstanding share entitles its holder to one vote. Cumulative voting is not provided under the Company's Certificate of Incorporation or Bylaws. Shareholders entitled to vote or to execute proxies are shareholders of record at the close of business on April 15, 2005. As of March 15, 2005, there were 4,566,584 shares outstanding.

     The presence, in person or by proxy, of at least a majority of the total number of shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. In the event that there are insufficient votes for a quorum or to approve any proposal at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

     As to the election of directors, the proxy card being provided by the Board of Directors enables a shareholder to vote "FOR" the election of the nominees proposed by the Board, or to "WITHHOLD" authority to vote for the nominees being proposed. Directors are elected by a plurality of shares voted, without regard to either (i) broker non-votes, or (ii) proxies as to which authority to vote for one or more of the nominees being proposed is withheld.

     As to the ratification of independent auditors, a shareholder may: (i) vote "FOR" the ratification; (ii) vote "AGAINST" the ratification; or (iii) "ABSTAIN" from voting on the ratification. The ratification of independent auditors shall be determined by a majority of the votes cast affirmatively or negatively, without regard to broker non-votes or proxies marked "ABSTAIN" as to the matter.

     Proxies solicited hereby will be returned to the Board and will be tabulated by the inspector of election designated by the Board of Directors.

                  SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN
                                BENEFICIAL OWNERS

     The following table sets forth the beneficial ownership of the Company's Common Stock as of March 15, 2005 by (i) those persons known by the Company to be beneficial owners of more than 5% of the Company's outstanding Common Stock;
(ii) each current  executive  officer named in the Summary  Compensation  Table;
(iii) each director; and (iv) all directors and executive officers as a group.

Name and Address                       Number of Shares                  Percent
of Beneficial Owner                 Beneficially Owned (1)              of Class
-------------------                 ----------------------------        --------

CBC Co., Ltd.
 and affiliates
 2-15-13 Tsukishima
 Chuo-ku
 Tokyo, Japan 104                          543,715                        11.3%

Al Frank Asset Management, Inc.
 32392 Coast Highway, Suite 260
 Laguna Beach, CA  92651                   333,530 (10)                    6.9%

Dimensional Fund Advisors
 1299 Ocean Avenue
 Santa Monica, CA   90401                  273,200 (11)                    5.7%

Leviticus Partners, L.P.
 30 Park Avenue, Suite 12F
 New York, NY   10016                      250,000                         5.2%
-------------------------------------------------------------------------------

C/O Vicon Industries, Inc.

Kenneth M. Darby                           293,616 (2)                      6.1%
Arthur D. Roche                            151,601 (3)                      3.2%
Peter F. Neumann                            37,072 (4)                        *
W. Gregory Robertson                        33,847 (5)                        *
John M. Badke                               32,900 (6)                        *
Yigal Abiri                                 26,000 (7)                        *
Christopher J. Wall                         15,300 (8)                        *
Thomas Finstein                                -                              *
Clifton H.W. Maloney                           -                              *

Total all Executive Officers
  and Directors as a group (14 persons)    681,037 (9)                     14.2%

*        Less than 1%.

(1) Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment control over the shares of stock owned.
(2)  Includes currently exercisable options to purchase 43,524 shares.
(3) Includes 50,000 shares held by Mr. Roche's wife and currently exercisable options to purchase 21,947 shares.
(4)  Includes currently exercisable options to purchase 20,000 shares.
(5)  Includes currently exercisable options to purchase 21,947 shares.
(6)  Includes currently exercisable options to purchase 21,461 shares.
(7)  Includes currently exercisable options to purchase 26,000 shares.
(8)  Includes currently exercisable options to purchase 3,000 shares.
(9)  Includes currently exercisable options to purchase 183,939 shares.
(10) Al Frank Asset Management, Inc. had voting control over 160,001 shares and investment control over 333,530 shares.
(11) Dimensional Fund Advisors had voting and investment control over 273,200 shares as investment advisor and manager for various mutual funds and other clients. These shares are beneficially owned by such mutual funds or other clients.

                      EQUITY COMPENSATION PLAN INFORMATION
                              At September 30, 2004


                                                           Number of securities
                                                         remaining available for
                   Number of securities  Weighted average  future issuance under
                    to be issued upon     exercise price    equity compensation
                    exercise of  out-     of outstanding     plans (excluding
                    standing options,    options, warrants  securities reflected
                   warrants and rights      and rights          in column (a))
Plan category              (a)                 (b)                  (c)
------------------- ------------------  -----------------  --------------------
Equity compensation
plans approved by
security holders          555,320             $3.50               75,751

Equity compensation
plans not approved
by security holders          __                  __                 __

Total                     555,320             $3.50               75,751

Equity Compensation Grants Not Approved by Security Holders

Through September 30, 2004, the Company had granted certain of its officers with deferred compensation benefits aggregating 97,337 shares of common stock currently held by the Company in treasury. Such shares vest upon retirement or, in the case of 70,647 shares, the expiration of the Chief Executive Officer's employment agreement in October 2005. All shares vest earlier under certain occurrences including death, involuntary termination or a change in control of the Company.

                 PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

                      PROPOSAL 1. ELECTION OF TWO DIRECTORS

     The Board is comprised of five directors; one director whose term expires in 2006; two directors whose terms expires in 2007; and two directors to be elected for a term expiring in 2008. Directors serve for a term of three years or until their successors are elected and qualified. No person being nominated as a director is being proposed for election pursuant to any agreement or understanding between any person and the Company.

     The nominees proposed for election to a term expiring in 2008 at the Annual Meeting are Mr. Kenneth M. Darby and Mr. Arthur D. Roche. In the event that such nominee is unable or declines to serve for any reason, the Board of Directors shall elect a replacement to fill the vacancy. The Board of Directors has no reason to believe that the persons named will be unable or unwilling to serve.

              Unless authority to vote for the nominee is withheld,
                  it is intended that the shares represented by
                    the enclosed proxy will be voted FOR the
                     nominees named in the Proxy Statement.


            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION
                  OF THE NOMINEES NAMED IN THIS PROXY STATEMENT


Information with Respect to Nominee and Continuing Directors

     The following sets forth the name of the nominees and continuing directors, their ages, a brief description of their recent business experience, including present occupations and employment, certain directorships held by each and the year in which each became a director of the Company.

Nominee and                              Director
Principal Occupation                       Since                       Age
--------------------                     --------                     ----
Kenneth M. Darby
 Chairman and CEO
 Vicon Industries, Inc.                    1987                        59

Arthur D. Roche
 Retired Executive Vice President
 Vicon Industries, Inc.
 Retired Partner
 Arthur Andersen & Co.                     1992                        66

Continuing Directors whose Term of Office Expires in 2006

Peter F. Neumann
 Retired President
 Flynn-Neumann Agency, Inc.                1987                        70

Continuing Directors whose Term of Office Expires in 2007

Clifton H. W. Maloney
President
C. H. W. Maloney & Co., Inc.               2004                        67

W. Gregory Robertson
 President
 TM Capital Corp.                          1991                        61

--------------------------------------------------------------------------------

     Mr. Darby has served as Chairman of the Board since April 1999, as Chief Executive Officer since April 1992 and as President since October 1991. Mr. Darby also served as Chief Operating Officer and as Executive Vice President, Vice President, Finance and Treasurer of the Company. He joined the Company in 1978 as Controller after more than nine years at Peat Marwick Mitchell & Co., a public accounting firm. Mr. Darby's current term on the Board ends in May 2005.

     Mr. Roche served as Executive Vice President and co-participant in the Office of the President of the Company from August 1993 until his retirement in November 1999. For the six months prior to that time, Mr. Roche provided consulting services to the Company. In October 1991, Mr. Roche retired as a partner of Arthur Andersen & Co., an international accounting firm which he joined in 1960. Mr. Roche's current term on the Board ends in May 2005.

     Mr. Neumann is the retired President of Flynn-Neumann Agency, Inc., an insurance brokerage firm. Mr. Neumann's current term on the Board ends in May 2006.

     Mr. Maloney is the President of C.H.W. Maloney & Co., Inc., a private investment firm that he founded in 1981. From 1974 to 1984, he was a Vice President in investment banking at Goldman, Sachs & Co.. Mr. Maloney is a Director of Interpool, Inc., Chromium Industries, Inc. and The Wall Street Fund. Mr. Maloney's current term on the Board ends in May 2007.

     Mr. Robertson is the President of TM Capital Corporation, a financial services company which he founded in 1989. From 1985 to 1989, he was employed by Thompson McKinnon Securities Inc., as head of investment banking and public finance. Mr. Robertson's current term on the Board ends in May 2007.

                MEETINGS OF THE BOARD AND COMMITTEES OF THE BOARD

     The Board of Directors has a number of committees including the Executive Committee, the Compensation Committee, the Audit Committee and the Nominating Committee. All independent directors are members of each of the Committees.

     The Executive Committee is chaired by Mr. Darby and meets in special situations when the full Board cannot be convened. The Committee met twice during the last fiscal year.

     The Compensation Committee consists of Messrs. Neumann (Chairman), Maloney, Robertson and Roche, all of whom are non-employee directors. The function of the Compensation Committee is to establish and approve the appropriate compensation for Mr. Darby, recommend the award of stock options, and to review the recommendations of the CEO with respect to the compensation of all other officers. The Committee met twice during the last fiscal year.

     The Audit Committee consists of Messrs. Roche (Chairman), Maloney, Neumann, and Robertson, each of whom is an "independent director" as defined by American Stock Exchange Listing Standards. The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility to oversee management's conduct of the Company's financial reporting process, including review of the financial reports and other financial information of the Company, the Company's system of internal accounting controls, the Company's compliance with legal and regulatory requirements, the qualifications and independence of the Company's independent auditors and the performance of the Company's independent auditors. The Audit Committee has sole authority to appoint, retain, compensate, evaluate and terminate the independent auditors and to approve all engagement fees and terms for the independent auditors. The Board has determined that Mr. Roche is an "Audit Committee financial expert" under the rules of the Securities and Exchange Commission. The Audit Committee will periodically review the Audit Committee Charter in light of new developments in applicable regulations and may make additional recommendations to the Board of Directors for further revision of the Audit Committee Charter to reflect evolving best practices. A copy of the Company's Charter is available on its website at HTTP://www.vicon-cctv.com. The Committee met five times during the last fiscal year.

     The Nominating Committee consists of Messrs. Roche (Chairman), Maloney, Neumann and Robertson. The primary function of the Nominating Committee is to recommend individuals qualified to serve as directors and on committees of the Board; to advise the Board with respect to Board composition, procedures and committees; and to evaluate the overall Board and Committee effectiveness. All director candidates, including those recommended by stockholders, are evaluated on the same basis. In its evaluation of director candidates, the Nominating Committee considers a variety of characteristics, including, but not limited to, core competencies, experience, independence, level of commitment, board and company needs and considerations, and personal characteristics. The Nominating Committee may engage a third party to assist it in identifying potential director nominees. The Committee has generally identified nominees based upon recommendations from existing directors and will consider candidates recommended by stockholders if submitted to the Committee in writing and complying with shareholder proposal requirements outlined elsewhere in this proxy statement. The Board of Directors has determined that each member of the Nominating Committee meets the definition of an "independent director" as defined by American Stock Exchange Listing Standards. The Committee does not have a formal written charter and met once last fiscal year.

     The Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance of the Company. Outside members of the Board are kept informed of the Company's business through various reports and documents sent to them, as well as through operating and financial reports made at Board and committee meetings by Mr. Darby and other officers.

     The Board of Directors held six meetings in the Company's 2004 fiscal year, including all regularly scheduled and annual meetings. No Board member attended fewer than 75% of the aggregate of (1) the total number of meetings of the Board (held during the period for which he was a director) and (2) the total number of meetings held by all committees on which he served (during the periods that he served). The Company has a policy to request that all directors attend its annual meetings. The prior year annual meeting was attended by all of the current directors.

     The directors are each compensated at the rate of $16,000 per year retainer and $1,000 per Committee meeting attended in person or by teleconference. The Chairman of the Audit Committee receives an additional annual retainer of $8,000. Employee directors are not compensated for Board or committee meetings. Directors may not stand for re-election after 70, except that any director may serve one additional three-year term after age 70 with the unanimous consent of the Board of Directors.

Certain Relationships and Related Transactions

     The Company and CBC Company, Ltd. (CBC), a Japanese corporation which beneficially owns 11.3% of the outstanding shares of the Company, have been conducting business with each other for approximately twenty-five years. During this period, CBC has served as a lender, a product supplier and sourcing agent, and a private label reseller of the Company's products. CBC has also acted as the Company's sourcing agent for the purchase of certain video products. In fiscal 2004, the Company purchased approximately $651,000 of products and components from or through CBC. CBC competes with the Company in various markets, principally in the sale of video products and systems. Sales of all products to CBC were $712,000 in 2004. In fiscal 2004, the Company recognized $180,000 of revenues received from CBC pursuant to the completion of a contract to develop certain new product technology.

Code of Ethics and Business Conduct

     The Company has adopted a Code of Ethics and Business Conduct that applies to all its employees, including its chief executive officer, chief financial and accounting officer, controller, and any persons performing similar functions. Such Code of Ethics and Business Conduct is published on the Company's internet website at HTTP://www.vicon-cctv.com.

Ability of Stockholders to Communicate with the Board of Directors

     Shareholders may contact the Board of Directors or a specified individual director by sending a written communication addressed to the Board of Directors or such individual director(s) in care of the Secretary of the Company at Vicon Industries, Inc., 89 Arkay Drive, Hauppauge, NY 11788. The Company's Corporate Secretary will relay all such communications to the Board of Directors, or individual members, as appropriate.

Report of the Audit Committee

     The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control.

     In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the audited consolidated financial statements as of and for the fiscal year ended September 30, 2004. Additionally, the Committee has reviewed and discussed with management and the independent auditors the Company's unaudited interim financial statements as of and for the end of each fiscal quarter. Such discussions occur prior to issuance of news releases reporting quarterly results.

     The Committee discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, of the Auditing Standards Board of the American Institute of Certified Public Accountants.

     The Committee received and reviewed the written disclosures and the letter from the independent auditors required by Standard No. 1, Independence Discussions with Audit Committees, as amended, of the Independence Standards Board, and discussed with the auditors their firm's independence.

     Based on the reviews and discussions referred to above, the Committee recommends to the Board of Directors that the audited fiscal year-end financial statements referred to above be included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2004.


Submitted by the Audit Committee,

Arthur D. Roche, Chairman                   Clifton H.W. Maloney
Peter F. Neumann                            W. Gregory Robertson

OTHER OFFICERS OF THE COMPANY

In addition to Mr. Darby, the Company has eight other officers. They are:


Thomas Finstein, age 47      Executive Vice President, Business Development and
                             Products

John M. Badke, age 45        Sr. Vice President, Finance and
                             Chief Financial Officer

Peter A. Horn, age 50        Vice President, Operations


Bret M. McGowan, age 39      Vice President, U.S. Sales and Marketing


Yacov A. Pshtissky, age 53   Vice President, Technology
                             and Development

Joan L. Wolf, age 50         Executive Administrator
                             and Corporate Secretary

Christopher J. Wall, age 51  Managing Director, Vicon Industries, Ltd.


Yigal Abiri, age 55          General Manager, Vicon Systems Ltd.

     Mr. Finstein joined the Company in May 2004 as Executive Vice President, Products and Operations. Prior to joining the Company, Mr. Finstein served as President and CEO of ProAct Technologies, an HR and benefits software solutions company with whom he was employed from October 2001 until May 2004. Prior to that, he served as Vice President and General Manager of Hyperion Solutions, a business intelligence software solutions company with whom he was employed from January 1996 until October 2001.

     Mr. Badke has been Senior Vice President, Finance since May 2004 and Chief Financial Officer since December 1999. Previously, he was Vice President, Finance since October 1998 and served as Controller since joining the Company in 1992. Prior to joining the Company, Mr. Badke was the Controller for NEK Cable, Inc. and an audit manager with the international accounting firms of Arthur Andersen & Co. and Peat Marwick Main & Co.

     Mr. Horn has been Vice President, Operations since June 1999. From 1995 to 1999, he was Vice President, Compliance and Quality Assurance. Prior to that time, he served as Vice President in various capacities since his promotion in May 1990.

     Mr. McGowan was recently promoted to Vice President, U.S. Sales and Marketing. Previously, he served as Vice President, Marketing since October 2001 and held various marketing positions since joining the Company in 1993.

     Mr. Pshtissky has been Vice President, Technology and Development since May 1990. Previously, he was Director of Electrical Product Development from March 1988 through April 1990.

     Ms. Wolf has been Executive Administrator since she joined the Company in 1990 and was appointed to the non-operating officer position of Corporate Secretary in May 2002.

     Mr. Wall has been Managing Director, Vicon Industries, Ltd., since February 1996. Previously, he served as its Financial Director since joining the Company in 1989. Prior to joining the Company, Mr. Wall held a variety of senior financial positions within Westland plc, a UK aerospace company.

     Mr. Abiri has been General Manager, Vicon Systems Ltd. since joining the Company in August 1999. Previously, he served as President of QSR, Ltd., a developer and manufacturer of remote video surveillance equipment.

                             EXECUTIVE COMPENSATION

     The following table sets forth all compensation awarded to, earned by, or paid for all services rendered to the Company during 2004, 2003 and 2002 by the Chief Executive Officer and the Company's most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 during any such year.

                                                     SUMMARY COMPENSATION TABLE

                                                                                  Long Term Compensation
                                                                 --------------------------------------------------
                                   Annual Compensation                    Awards                    Payouts
                                 ----------------------          ------------------------    ----------------------
                                                     Other       Restricted   Securities                   All
Name and                                             Annual        Stock      Underlying       LTIP       Other
Principal Position    Year  Salary($) Bonus($)    Compensation     Award       Options        Payouts  Compensation
------------------    ----  --------- --------    ------------    -------------------------------------------------
Kenneth M. Darby      2004   $310,000 $ 75,000 (1)      -             -           -             -          -
  Chairman and Chief  2003    310,000   75,000 (1)      -             -        100,000          -          -
    Executive Officer 2002    310,000   75,000 (1)      -             -           -             -          -

Thomas Finstein       2004   $ 90,000 $ 20,000 (2)      -             -         20,000          -          -
  Executive           2003        -       -             -             -           -             -          -
    Vice President    2002        -       -             -             -           -             -          -

John M. Badke         2004   $152,000 $ 35,000 (1)      -             -           -             -          -
 Senior Vice President2003    145,000   35,000 (1)      -             -         25,000          -          -
 and Chief Financial  2002    140,000   35,000 (1)      -             -         16,000          -          -
 Officer

Christopher J. Wall   2004   $148,000 $113,000 (3)      -             -            -            -          -
 Managing Director    2003    129,000   89,000 (3)      -             -         20,000          -          -
 Vicon Industries,Ltd.2002    115,000   27,000 (3)      -             -            -            -          -

Yigal Abiri           2004   $160,000 $     -           -             -            -            -      $ 66,946 (5)
  General Manager     2003    125,000   25,000 (4)      -             -         10,000          -       620,000 (6)
   Vicon Systems, Ltd.2002    125,000       -           -             -            -            -          -


(1) Represents cash bonus which was approved by the Board of Directors upon the recommendation of its Compensation Committee.

(2)  Represents an incentive sign-on bonus.

(3) Represents sales and profit related bonus based on financial results of Vicon Industries, Ltd.

(4)  Represents discretionary bonus.

(5) Represents $43,938 of severance pay paid into a management insurance policy and $23,008 paid as compensation for accrued vacation.

(6) Represents performance based compensation associated with the introduction of the Company's new digital video product line.

                        OPTION GRANTS IN LAST FISCAL YEAR


                                                            Potential Realizable
                            Individual Grants                 Value at Assumed
                        -------------------------          Annual Rates of Stock
                         % of Total                          Price Appreciation
                 No.of   Granted to      Exercise               for Option Term
                Options  Employees in     Price   Expiration -------------------
Name            Granted  Fiscal Year    Per Share    Date          5%       10%
--------------  -------  ---------------  -----   ----------    -----     -----
Thomas Finstein  20,000       57.1%        5.40     5/10       $36,730   $83,329


Options granted in the year ended September 30, 2004 were issued under the 2002 Incentive Stock Option Plan and are exercisable as follows: up to 30% of the shares on the second anniversary of the grant date, an additional 30% of the shares on the third anniversary of the grant date and the balance of the shares on the fourth anniversary of the grant date, except that no option is exercisable after the expiration of six years from the date of grant.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                          At September 30, 2004
                                                          ---------------------
                                                     Number of
                                                     Securities    Value of
                                                     Underlying    Unexercised
                                                     Unexercised   In-the-money
                                                     Options       Options (2)
                        Shares
                       Acquired        Value        Exercisable/    Exercisable/
Name                  On Exercise    Realized (1)  Unexercisable   Unexercisable
----------------     --------------  ------------  -------------   -------------

Kenneth M. Darby          -0-            -0-      28,356/93,183 $38,852/$126,226
Thomas Finstein           -0-            -0-        -0- /20,000    -0- / -0-
John M. Badke             -0-            -0-      15,911/27,450  25,929/40,043
Christopher J. Wall       -0-            -0-        -0- /20,000    -0- /26,500
Yigal Abiri               -0-            -0-      22,000/18,000  21,480/21,820

(1) Calculated based on the difference between the closing quoted market prices per share at the dates of exercise and the exercise prices.

(2) Calculated based on the difference between the closing quoted market price ($4.70) and the exercise price.

Employment Agreements

     Mr. Darby is a party to an employment agreement with the Company that provides for an annual salary of $310,000 through fiscal year 2005. Messrs. Finstein and Badke are parties to employment agreements that provide for annual salaries of $225,000 and $150,000, respectively, through fiscal year 2006. Each of these agreements provide for payment in an amount up to three times the average annual compensation for the previous five years if there is a change in control of the Company without Board of Director approval. Messrs. Wall and Abiri are parties to employment agreements that provide for annual salaries of $172,000 and $160,000, respectively, through fiscal year 2005. In addition, the agreements provide for severance benefits of $620,000, $112,500 and $300,000 for Messrs. Darby, Finstein and Badke, respectively, under certain occurrences.

Report of the Compensation Committee

     The Compensation Committee's compensation policies applicable to the Company's officers for 2004 were to pay a competitive market price for the services of such officers, taking into account the overall performance and financial capabilities of the Company and the officer's individual level of performance.

     Mr. Darby makes recommendations to the Compensation Committee as to the base salary and incentive compensation of all officers other than himself. The Committee reviews these recommendations with Mr. Darby, and after such review, determines compensation. In the case of Mr. Darby, the Compensation Committee makes its determination after direct negotiation with him. For each officer, the Committee's determinations are based on its conclusions concerning each officer's performance and comparable compensation levels for similarly situated officers at comparable companies. The overall level of performance of the Company is taken into account but is not specifically related to the base salary of these officers. The Company also has established an incentive compensation plan for certain officers, which provides a specified bonus to each officer based upon the Company's achievement of certain annual sales and profitability targets.

     The Compensation Committee grants options to officers to link compensation to the performance of the Company. Options are exercisable in the future at the fair market value at the time of grant, so that an officer granted an option is rewarded by the increase in the price of the Company's stock. The Committee grants options to officers based on significant contributions of such officers to the performance of the Company. In addition, in determining Mr. Darby's salary and bonus for service as Chief Executive Officer, the Committee considers the responsibility assumed by him in formulating, implementing and managing the operational and strategic objectives of the Company.

Submitted by the Compensation Committee

Peter F. Neumann, Chairman               Clifton H. W. Maloney
W. Gregory Robertson                     Arthur D. Roche

                             STOCK PERFORMANCE GRAPH

     This graph compares the return of $100 invested in the Company's stock on October 1, 1999, with the return on the same investment in the AMEX U.S. Market Index and the AMEX Technology Index.

    (The following table was represented by a chart in the printed material)

                      Vicon               AMEX U.S.         AMEX Technology
Date               Industries, Inc.     Market Index             Index
--------           ----------------    ---------------     ----------------

10/01/99                 100                 100                  100
10/01/00                  46                 123                  117
10/01/01                  49                  89                   95
10/01/02                  44                  78                   59
10/01/03                  59                 100                   85
10/01/04                  67                 116                   96

PROPOSAL 2.  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS


     On February 3, 2004, the Audit Committee of the Board of Directors of the Company engaged BDO Seidman, LLP as its independent auditors for fiscal year ending September 30, 2004, replacing KPMG LLP who had been engaged as the Company's auditors since 1973.

     The Audit Committee of the Company has directed that management submit the Committee's appointment of BDO Seidman, LLP as independent auditors for fiscal year ending September 30, 2005 to the shareholders at the Annual Meeting for ratification.

     Fees billed to the Company by its independent Auditors for services provided during the 2004 and 2003 fiscal years were as follows:

Audit Fees

     The aggregate fees billed by BDO Seidman, LLP for professional services rendered for the audit of the Company's consolidated annual financial statements and the review of the financial statements included in the Company's quarterly reports on Form 10-Q for fiscal year 2004 were approximately $143,000. The aggregate fees billed by KPMG LLP for such services for fiscal year 2003 were $352,000.

Tax Fees

     The aggregate fees billed by BDO Seidman, LLP for tax compliance, tax advice and tax planning during fiscal tax year 2004 were approximately $41,000. The aggregate fees billed by KPMG LLP for such tax services for fiscal year 2003 were $50,000. All these fees were pre-approved by the Audit Committee.

Audit Related Fees

     Fees billed by KPMG LLP for professional services on audit related matters were $8,500 during fiscal year 2003.

All Other Fees

None.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

     The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under the policy, pre-approval generally is provided for an annual period and any pre-approval is detailed as to the particular service or category of services and is subject to a specific limit. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis, which must be accompanied by a detailed explanation for each proposed service. The Audit Committee may delegate pre-approval authority to one or more of its members. Such member must report any decisions to the Audit Committee at the next scheduled meeting.

     The Audit Committee has considered whether the non-audit services provided by BDO Seidman, LLP were compatible with maintaining their independence.

     BDO Seidman, LLP will have a representative at the Annual Meeting of Shareholders, who will have an opportunity to make a statement, if they should so desire.

              Unless marked to the contrary, the shares represented
                   by the enclosed proxy will be voted FOR the
                 ratification of the appointment of BDO Seidman,
                   LLP as the Company's independent auditors.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION
                 OF THE APPOINTMENT OF BDO SEIDMAN, LLP AS THE
                         COMPANY'S INDEPENDENT AUDITORS.

                 OTHER MATTERS THAT MAY COME BEFORE THE MEETING

     As of this date, management is not aware of any matters to be presented for action at the Annual Meeting, other than those referred to in the Notice of Annual Meeting of Shareholders, but the proxy form included with this proxy statement, if executed and returned, gives discretionary authority to management with respect to any other matters that may come before the meeting.


                                  MISCELLANEOUS

     Solicitation of proxies is being made by mail and may also be made in person or by telephone or fax by officers, directors and regular employees of the Company.

     The cost of the solicitation will be borne by the Company.

                                              By order of the Board of Directors


Hauppauge, New York                           Joan L. Wolf
April 15, 2005                                Secretary